===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                         MILLSTREAM II ACQUISITION CORP.
                                (Name of Issuer)


                    COMMON STOCK, $0.0001 PAR VALUE PER SHARE
                         (Title of Class of Securities)


                                    601317100
                                 (CUSIP Number)

                                DECEMBER 22, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [_]      Rule 13d-1(b)
              [X]      Rule 13d-1(c)
              [_]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

CUSIP No. 601317100                                                Page 2 of 15

                                  Schedule 13G

-------------------------------------------------------------------------------

1.       Name of Reporting Person            Octavian Global Fund, LP
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
-------------------------------------------------------------------------------

2.       Check the Appropriate Box           (a) [_]
         if a Member of a Group              (b) [_]
-------------------------------------------------------------------------------

3.       S.E.C. Use Only
-------------------------------------------------------------------------------

4.       Citizenship or Place of Organization        Delaware
-------------------------------------------------------------------------------

                                     5       Sole Voting Power
             Number of                       -0-
              Shares                 ------------------------------------------
           Beneficially              6       Shared Voting Power
             Owned by                        -0-
               Each                  ------------------------------------------
             Reporting               7       Sole Dispositive Power
              Person                         -0-
                                     ------------------------------------------
                                     8       Shared Dispositive Power
                                             -0-
-------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

             -0-
-------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                          [_]
-------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9                  0%
-------------------------------------------------------------------------------

12.      Type of Reporting Person                                        PN
-------------------------------------------------------------------------------

CUSIP No. 601317100                                                Page 3 of 15

                                  Schedule 13G

-------------------------------------------------------------------------------

1.       Name of Reporting Person            Octavian Master Fund, LP
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
-------------------------------------------------------------------------------

2.       Check the Appropriate Box           (a) [_]
         if a Member of a Group              (b) [X]
-------------------------------------------------------------------------------

3.       S.E.C. Use Only
-------------------------------------------------------------------------------

4.       Citizenship or Place of Organization        Cayman Islands
-------------------------------------------------------------------------------

                                     5       Sole Voting Power
             Number of                       577,000
              Shares                 ------------------------------------------
           Beneficially              6       Shared Voting Power
             Owned by                        -0-
               Each                  ------------------------------------------
             Reporting               7       Sole Dispositive Power
              Person                         577,000
                                     ------------------------------------------
                                     8       Shared Dispositive Power
                                             -0-
-------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

             577,000
-------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                          [_]
-------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9               10.3%
-------------------------------------------------------------------------------

12.      Type of Reporting Person                                        PN
-------------------------------------------------------------------------------

CUSIP No. 601317100                                                Page 4 of 15

                                  Schedule 13G

-------------------------------------------------------------------------------

1.       Name of Reporting Person            Octavian Global Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
-------------------------------------------------------------------------------

2.       Check the Appropriate Box           (a) [_]
         if a Member of a Group              (b) [X]
-------------------------------------------------------------------------------

3.       S.E.C. Use Only
-------------------------------------------------------------------------------

4.       Citizenship or Place of Organization        Delaware
-------------------------------------------------------------------------------

                                     5       Sole Voting Power
             Number of                       577,000*
              Shares                 ------------------------------------------
           Beneficially              6       Shared Voting Power
             Owned by                        -0-
               Each                  ------------------------------------------
             Reporting               7       Sole Dispositive Power
              Person                         577,000*
                                     ------------------------------------------
                                     8       Shared Dispositive Power
                                             -0-
-------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

             577,000*
-------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                          [_]
-------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9               10.3%
-------------------------------------------------------------------------------

12.      Type of Reporting Person                                        OO
-------------------------------------------------------------------------------

---------------------------
*    Includes 577,000 shares of common stock held by Octavian Master Fund, LP.

CUSIP No. 601317100                                                Page 5 of 15

                                  Schedule 13G

-------------------------------------------------------------------------------

1.       Name of Reporting Person            Octavian Management LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
-------------------------------------------------------------------------------

2.       Check the Appropriate Box           (a) [_]
         if a Member of a Group              (b) [X]
-------------------------------------------------------------------------------

3.       S.E.C. Use Only
-------------------------------------------------------------------------------

4.       Citizenship or Place of Organization        Delaware
-------------------------------------------------------------------------------

                                     5       Sole Voting Power
             Number of                       577,000*
              Shares                 ------------------------------------------
           Beneficially              6       Shared Voting Power
             Owned by                        -0-
               Each                  ------------------------------------------
             Reporting               7       Sole Dispositive Power
              Person                         577,000*
                                     ------------------------------------------
                                     8       Shared Dispositive Power
                                             -0-
-------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

             577,000*
-------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                          [_]
-------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9               10.3%
-------------------------------------------------------------------------------

12.      Type of Reporting Person                                        OO
-------------------------------------------------------------------------------

---------------------------
*    Includes 577,000 shares of common stock held by Octavian Master Fund, LP.

CUSIP No. 601317100                                                Page 6 of 15

                                  Schedule 13G

-------------------------------------------------------------------------------

1.       Name of Reporting Person            Greg Racz
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
-------------------------------------------------------------------------------

2.       Check the Appropriate Box           (a) [_]
         if a Member of a Group              (b) [X]
-------------------------------------------------------------------------------

3.       S.E.C. Use Only
-------------------------------------------------------------------------------

4.       Citizenship or Place of Organization        United States
-------------------------------------------------------------------------------

                                     5       Sole Voting Power
             Number of                       -0-
              Shares                 ------------------------------------------
           Beneficially              6       Shared Voting Power
             Owned by                        577,000*
               Each                  ------------------------------------------
             Reporting               7       Sole Dispositive Power
              Person                         -0-
                                     ------------------------------------------
                                     8       Shared Dispositive Power
                                             577,000*
-------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

             577,000*
-------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                          [_]
-------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9               10.3%
-------------------------------------------------------------------------------

12.      Type of Reporting Person                                        IN
-------------------------------------------------------------------------------

---------------------------
*    Includes 577,000 shares of common stock held by Octavian Master Fund, LP.

CUSIP No. 601317100                                                Page 7 of 15

                                  Schedule 13G

-------------------------------------------------------------------------------

1.       Name of Reporting Person            Richard Hurowitz
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
-------------------------------------------------------------------------------

2.       Check the Appropriate Box           (a) [_]
         if a Member of a Group              (b) [X]
-------------------------------------------------------------------------------

3.       S.E.C. Use Only
-------------------------------------------------------------------------------

4.       Citizenship or Place of Organization        United States
-------------------------------------------------------------------------------

                                     5       Sole Voting Power
             Number of                       -0-
              Shares                 ------------------------------------------
           Beneficially              6       Shared Voting Power
             Owned by                        577,000*
               Each                  ------------------------------------------
             Reporting               7       Sole Dispositive Power
              Person                         -0-
                                     ------------------------------------------
                                     8       Shared Dispositive Power
                                             577,000*
-------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

             577,000*
-------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                          [_]
-------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9               10.3%
-------------------------------------------------------------------------------

12.      Type of Reporting Person                                        IN
-------------------------------------------------------------------------------

---------------------------
*    Includes 577,000 shares of common stock held by Octavian Master Fund, LP.

CUSIP No. 601317100                                                Page 8 of 15

                                  Schedule 13G


ITEM 1.  (a)    NAME OF ISSUER

                Millstream II Acquisition Corp. (the "Company").

         (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                435 Devon Park Drive, Bldg. 400, Wayne, PA 19087

ITEM 2.  (a)    NAMES OF PERSONS FILING

                This Statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                (i) Octavian Master Fund, LP, a Cayman Islands exempted limited partnership ("Octavian Master Fund");

                (ii) Octavian Global Partners LLC, a Delaware limited liability company and general partner of Octavian Master Fund ("Octavian Partners");

                (iii) Octavian Management LLC, a Delaware limited liability company and managing member of Octavian Partners ("Octavian Management");

                (iv) Mr. Greg Racz, a member of Octavian Management ("Mr. Racz"); and

                (v) Mr. Richard Hurowitz, a member of Octavian Management ("Mr. Hurowitz").

                As noted in Item 5, Octavian Global Fund, LP no longer beneficially owns any Shares and is therefore no longer a Reporting Person.

         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE

                The address of the principal business offices of each of the Reporting Persons is 650 Madison Avenue, 26th Floor, New York, NY 10022.

         (c)    CITIZENSHIP

                (i) Octavian Master Fund - a Cayman Islands exempted limited partnership

                (ii) Octavian Partners - a Delaware limited liability company

                (iii) Octavian Management - a Delaware limited liability company

                (iv)    Mr. Racz - United States

                (v)     Mr. Hurowitz - United States

CUSIP No. 601317100                                                Page 9 of 15

                                  Schedule 13G


         (d)    TITLE OF CLASS OF SECURITIES

                Common Stock, $0.0001 par value per share (the "Common Stock" or "Shares")

         (e)    CUSIP NUMBER

                601317100


ITEM 3. This statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).


ITEM 4.  OWNERSHIP.

         (a) Each of the Reporting Persons may be deemed to beneficially own an aggregate of 577,0000 Shares. Mr. Racz and Mr. Hurowitz are the only members of Octavian Management, and, in such capacity may be deemed to beneficially own the shares beneficially owned by Octavian Management, but they disclaim any such beneficial ownership.

         (b) Based on calculations made in accordance with Rule 13d-3(d), and there being 5,600,000 Shares outstanding as of November 14, 2006, as disclosed by the Issuer in its Amendment No. 1 to Form 10-QSB/A filed on November 29, 2006 (File No. 000-51065), each of the Reporting Persons may be deemed to beneficially own approximately 10.3% of the outstanding Common Stock.

         (c) Each of Octavian Master Fund, Octavian Partners and Octavian Management may be deemed to have sole power to direct the voting and disposition of the 577,000 Shares directly owned by Octavian Master Fund.

                By virtue of the relationships between and among the Reporting Persons, Mr. Racz and Mr. Hurowitz may be deemed to share the power to direct the voting and disposition of the 577,000 Shares directly owned by Octavian Master Fund.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Octavian Global Fund, LP, formerly a reporting person, no longer beneficially owns any Shares.

CUSIP No. 601317100                                               Page 10 of 15

                                  Schedule 13G

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10. CERTIFICATION

         (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

         By signing below, each Reporting Person certifies that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP No. 601317100                                               Page 11 of 15

                                  Schedule 13G


                                   SIGNATURES

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of December 28, 2006


                                OCTAVIAN GLOBAL FUND, LP

                                By:  Octavian Global Partners, LLC
                                     General Partner


                                By:  /s/ Greg Racz
                                     -------------------------------------------
                                     Name:   Greg Racz
                                     Title:  President & Chief Operating Officer



                                OCTAVIAN MASTER FUND, LP

                                By:  Octavian Global Partners, LLC
                                     General Partner


                                By:  /s/ Greg Racz
                                     -------------------------------------------
                                     Name:   Greg Racz
                                     Title:  President & Chief Operating Officer



                                OCTAVIAN GLOBAL PARTNERS, LLC

                                By:  Octavian Management, LLC
                                     Managing Member


                                By:  /s/ Greg Racz
                                     -------------------------------------------
                                     Name:   Greg Racz
                                     Title:  President & Chief Operating Officer



                                OCTAVIAN MANAGEMENT LLC


                                By:  /s/ Greg Racz
                                     -------------------------------------------
                                     Name:   Greg Racz
                                     Title:  President & Chief Operating Officer

CUSIP No. 601317100                                               Page 12 of 15

                                  Schedule 13G



                                /s/ Greg Racz
                                -----------------------------------------------
                                Greg Racz



                                /s/ Richard Hurowitz
                                -----------------------------------------------
                                Richard Hurowitz

CUSIP No. 601317100                                               Page 13 of 15

                                  Schedule 13G


                                 EXHIBIT INDEX


Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 601317100                                               Page 14 of 15

                                  Schedule 13G

                                                                      EXHIBIT 1
                                                                      ---------


              JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

           The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of December 28, 2006


                                OCTAVIAN GLOBAL FUND, LP

                                By:  Octavian Global Partners, LLC
                                     General Partner


                                By:  /s/ Greg Racz
                                     -------------------------------------------
                                     Name:   Greg Racz
                                     Title:  President & Chief Operating Officer



                                OCTAVIAN MASTER FUND, LP

                                By:  Octavian Global Partners, LLC
                                     General Partner


                                By:  /s/ Greg Racz
                                     -------------------------------------------
                                     Name:   Greg Racz
                                     Title:  President & Chief Operating Officer

CUSIP No. 601317100                                               Page 15 of 15

                                  Schedule 13G



                                OCTAVIAN GLOBAL PARTNERS, LLC

                                By:  Octavian Management, LLC
                                     Managing Member


                                By:  /s/ Greg Racz
                                     -------------------------------------------
                                     Name:   Greg Racz
                                     Title:  President & Chief Operating Officer


                                OCTAVIAN MANAGEMENT LLC


                                By:  /s/ Greg Racz
                                     -------------------------------------------
                                     Name:   Greg Racz
                                     Title:  President & Chief Operating Officer



                                /s/ Greg Racz
                                -----------------------------------------------
                                Greg Racz



                                /s/ Richard Hurowitz
                                -----------------------------------------------
                                Richard Hurowitz